                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant       [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ]   Confidential, For Use of the
                                                  Commission Only (as Permitted
                                                  by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         AUTOBOND ACCEPTANCE CORPORATION
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:  _____

(2) Aggregate number of securities to which transaction applies:  _____

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined): _____

(4) Proposed maximum aggregate value of transaction:  _____

(5) Total fee paid:  _____

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

(1) Amount Previously Paid:  _____

(2) Form, Schedule or Registration Statement No:  _____

(3) Filing Party:  _____

(4) Date Filed:  _____

                        AUTOBOND ACCEPTANCE CORPORATION
                              301 CONGRESS AVENUE
                                AUSTIN, TX 78701
                                 (512) 435-7000

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 13, 1997
                            ------------------------
Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of AUTOBOND ACCEPTANCE CORPORATION (the 'Company') which will be held at the offices of the Company at 301 Congress Avenue, Austin, Texas 78701 on Tuesday, May 13, 1997, at 10 a.m. local time. The meeting is to be held for the following purposes:

          1. To elect seven directors, each for a term of one year or until their respective successors are elected and qualified;

          2. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent accountants for the 1997 calendar year; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     These items are fully discussed in the following pages, which will be made part of this Notice. Only shareholders of record on the books of the Company at the close of business on April 21, 1997 will be entitled to vote at the meeting. The transfer books of the Company will not be closed. A list of shareholders entitled to vote will be available for inspection at the offices of the Company at 301 Congress Avenue, Austin, Texas 78701, for 10 days prior to the Annual Meeting.

     Shareholders are requested to sign, date and return the enclosed proxy as soon as possible. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Shareholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Secretary, AutoBond Acceptance Corporation, 301 Congress Avenue, Austin, Texas 78701.

                                          By Order of the Board of Directors


                                          John S. Winsauer
                                          Secretary

Austin, Texas
April 23, 1997

                        AUTOBOND ACCEPTANCE CORPORATION
                              301 CONGRESS AVENUE
                                AUSTIN, TX 78701
                                 (512) 435-7000

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                      1997 ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited by the Board of Directors of AutoBond Acceptance Corporation (the 'Company') for use in voting at the Annual Meeting of Shareholders to be held at the offices of the Company at 301 Congress Avenue, Austin, Texas 78701, on Tuesday, May 13, 1997, at 10 A.M. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

     The principal executive offices of the Company are located at 301 Congress Avenue, Austin, Texas 78701. The approximate date on which this Proxy Statement and the accompanying form of Proxy will first be sent or given to the Company's shareholders is April 23, 1997.

                      PROXIES AND REVOCABILITY OF PROXIES

     The persons named in the enclosed form of Proxy will vote the shares for which they are appointed in accordance with the directions of the shareholders appointing them. In the absence of such directions, such shares will be voted FOR proposals 1 and 2 listed below and, in the best judgment of the persons named in the enclosed proxy, will be voted on any other matters that may come before the meeting. Any shareholder who executes a proxy has the power to revoke the same at any time before it is voted by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Shareholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a Proxy should be sent to Secretary, AutoBond Acceptance Corporation, Austin, Texas 78701. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                       VOTING SECURITIES AND RECORD DATE

     Only holders of shares ('Shares') of Common Stock, no par value per share ('Common Stock'), of record at the close of business on April 21, 1997 are entitled to vote at the meeting. On the record date there were outstanding 6,512,500 Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the meeting. The holders of a majority of the issued and outstanding Shares, present in person or represented by proxy, shall constitute a quorum.

     The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to elect each of the directors (Proposal No. 1). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify the appointment by the Board of Directors of the independent auditors (Proposal No. 2) and to act upon any other matter as may properly come before the meeting or any adjournment thereof. Both abstentions and proxy holders with authority to vote on at least one matter scheduled to come before the meeting are counted as 'present' for the purposes of determining whether there is a quorum for the meeting. Abstentions have the effect of a negative vote on proposals requiring the approval of a majority of the Common Stock.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 21, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                                              COMMON STOCK
                                                                                   ----------------------------------
                              NAME AND ADDRESS OF                                       AMOUNT OF          PERCENTAGE
                                BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP      OWNED
--------------------------------------------------------------------------------   --------------------    ----------
William O. Winsauer ............................................................         3,643,062            56.6%
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
John S. Winsauer ...............................................................         1,225,688            19.0
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Adrian Katz ....................................................................           568,750             8.8
  AutoBond Acceptance Corporation
  301 Congress Avenue
  Austin, Texas 78701
Robert S. Kapito ...............................................................            16,000            *
  BlackRock Financial Management, Inc.
  345 Park Avenue
  New York, New York 10154
Manuel A. Gonzalez .............................................................               500            *
  NorthPoint Pontiac Buick GMC
  22211 Eastex Freeway
  Kingwood, Texas 77339
Thomas I. Blinten ..............................................................             5,000            *
  Nomura Capital Services, Inc.
  2 World Financial Center
  Building B
  New York, New York 10281-1198
Stuart A. Jones ................................................................               200            *
  Stuart A. Jones Finance and Investments
  200 Expressway Tower
  6116 North Central Expressway
  Dallas, Texas 75206
                                                                                   --------------------      -----
          Total (all executive officers and directors as a group)...............         5,459,200            84.4%
                                                                                   --------------------      -----
                                                                                   --------------------      -----

------------

*  Less than 1%.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     At the meeting, seven (7) Directors will be elected by the shareholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying form of Proxy will be voted for the election as Directors of the seven persons named below, unless the Proxy contains instructions to withhold a vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of such person or persons as shall be designated by the Directors.

WILLIAM O. WINSAUER, director nominee.

     Mr. Winsauer, age 37, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been involved in arranging and developing various sources of financing for subprime finance contracts since 1989. Mr. Winsauer was the founder of AutoBond, Inc. ('ABI') in 1989 and served full time as its President and sole shareholder from 1989 through 1993, and remains its President and sole shareholder to date. ABI has no material current operations other than to manage its and Mr. Winsauer's investments in securitizations sponsored by Mr. Winsauer. In the late 1980s, Mr. Winsauer began selling whole loan packages of contracts originated by the Gillman Companies, a large dealership group based in Houston, Texas and worked with his brother, John S. Winsauer, in certain of the transactions placed through The Westcap Corporation in 1991 and 1992. Mr. Winsauer was among the first individuals to be involved in the structuring and marketing of securitization transactions involving subprime finance contracts.

ADRIAN KATZ, director nominee.

     Mr. Katz, age 32, joined the Company in November 1995 and was elected Vice Chairman of the Board of Directors and appointed Chief Operating Officer in December 1995. Immediately prior to that, from February 1995 he was employed as a managing director at Smith Barney, Inc. (a broker/dealer), where he was responsible for structuring asset-backed, commercial and residential mortgage-backed securities. From 1989 through 1994, Mr. Katz was employed by Prudential Securities Incorporated (a broker/dealer), where he was appointed a managing director in 1992 and where he served as a co-head of the Mortgage and Asset Capital Division with corresponding sales, trading, banking and research management responsibilities. From 1985 to 1989, Mr. Katz worked for The First Boston Corporation developing software and managing the structuring of new securitizations. Mr. Katz has been involved in the sale and financing through securitization of consumer assets since 1985.

JOHN S. WINSAUER, director nominee.

     Mr. Winsauer, age 34, has served as Secretary and a Director of the Company since October 1995. In addition, Mr. Winsauer has been a shareholder of the Company since June 1993. Mr. Winsauer's primary responsibilities have included the development and implementation of the Company's computer and communications systems and, since January 1997, the supervision of the Company's marketing efforts with automobile dealers. From January 1993 until present, Mr. Winsauer has been employed by Amherst Securities Group Inc. (a broker/dealer previously known as USArbour Financial) as a Senior Vice President, prior to which he served as a Senior Vice President of The Westcap Corporation (a broker/dealer) from April 1989 to January 1993. From June 1989 through August 1992, in his position as Senior Vice President with The Westcap Corporation, Mr. Winsauer participated in the successful marketing of whole-loan packages of finance contracts placed by the Gillman Companies.

ROBERT S. KAPITO, director nominee.

     Since May 1990, Mr. Kapito, age 39, has been Vice Chairman of BlackRock Financial Management, an investment advisory firm ('BlackRock'). Mr. Kapito is a member of BlackRock's Management Committee and Investment Strategy Committee and Co-Head of the Portfolio Management Group. Mr. Kapito also serves as Vice President for BlackRock's family of mutual funds and for the Smith Barney Adjustable Rate Government Income Fund. Mr. Kapito has also served since May 1987 as President of the Board of Directors of Periwinkle National Theatre. Mr. Kapito has been a Director of the Company since 1996.

MANUEL A. GONZALEZ, director nominee

     From September 1993 to December 1994, Mr. Gonzalez, age 46, was Executive Vice President of the Company and AutoBond, Inc. ('ABI'). Mr Gonzalez is currently Dealer Principal/Owner of NorthPoint Pontiac Buick GMC, an automobile dealership located in Kingwood, Texas. Since March 1991, Mr. Gonzalez has been President of Equifirst Financial Services, Inc., a consulting firm specializing in the automobile dealership industry. From 1988 through 1990, Mr. Gonzalez was Chief Financial Officer for the Gillman Companies, prior to which he served as a Vice President at First City Bank, Texas, where he managed the banking relationships of a large number of automobile dealers. Mr. Gonzalez has been a Director of the Company since 1996.

STUART A. JONES, director nominee.

     From March 1986 to the present, Mr. Jones, age 41, has been self-employed as head of Stuart A. Jones Finance and Investments, Dallas, Texas, a privately-owned consultancy specializing in investment banking and real estate financing. From August 1988 to February 1989, Mr. Jones served as Deputy Director for the Assets, Operations and Liquidations Division, Federal Saving & Loan Insurance Corporation, Washington D.C. From January, 1990 to January, 1994, Mr. Jones also served as Counsel to the Brock Group, Ltd., Washington, D.C., an international trade and investment strategies consulting firm, where he represented clients in various real estate, energy and environmental matters. Mr. Jones is a member of the Texas Bar Association. Mr. Jones has been a Director of the Company since 1996.

THOMAS I. BLINTEN, director nominee.

     Since November 1995, Mr. Blinten, age 40, has been a Managing Director and executive management Committee member of Nomura Capital Services, Inc., New
York, New York, a majority-owned subsidiary of Nomura Securities Company, responsible for interest rate swap and OTC derivative sales and trading. From March 1993 to November 1995, Mr. Blinten was a Principal and management committee member of General Re Financial Products, a wholly-owned subsidiary of General Re Corporation. From July 1990 through March 1993 he was a Manager in the Derivative Products department for Kemper Securities, Inc. Mr. Blinten has been a Director of the Company since 1996.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                   MANAGEMENT

BIOGRAPHICAL INFORMATION

     Set forth below is certain information as of April 21, 1997 for (i) the members of the present Board of Directors and (ii) the principal officers of the Company. Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

                                  NAME AND POSITION                                     AGE    FIRST ELECTED DIRECTOR
-------------------------------------------------------------------------------------   ---    -----------------------
William O. Winsauer(1) ..............................................................   37              1993
  Chairman of the Board of Directors and Chief Executive Officer
Adrian Katz .........................................................................   32              1995
  Vice Chairman of the Board of Directors and Chief Operating Officer
John S. Winsauer(1) .................................................................   34              1995
  Director and Secretary
R.T. Pigott, Jr. ....................................................................   42               --
  Vice President and Chief Financial Officer
Alan E. Pazdernik ...................................................................   56               --
  Vice President, Credit
Robert R. Giese .....................................................................   57               --
  Vice President, Collections
Robert S. Kapito ....................................................................   39              1996
  Director
Manuel A. Gonzalez ..................................................................   46              1996
  Director
Stuart A. Jones .....................................................................   41              1996
  Director
Thomas I. Blinten ...................................................................   40              1996
  Director

------------

(1) Messrs. William and John Winsauer are brothers.

                            ------------------------

     Biographical information concerning the director nominees is set forth above under the caption 'Proposal No. 1 Election of Directors.' Biographical information concerning the remaining directors and principal officers is set forth below.

R.T. PIGOTT, JR., Vice President and Chief Financial Officer

     Mr. Pigott joined the Company in April 1997 as its Vice President and Chief Financial Officer. From 1988 to 1996, Mr. Pigott was Executive Vice President and Chief Financial Officer of Franklin Federal Bancorp of Austin, Texas. Mr. Pigott is a CPA with approximately twenty years experience in finance services, including six years as an audit manager with a big six accounting firm.

ALAN E. PAZDERNIK, Vice President -- Credit

     Mr.   Pazdernik   joined   the   Company   in   October   1995   as    Vice
President -- Credit. From October 1991 until he joined the Company, Mr. Pazdernik was employed as Credit Manager by E-Z Plan, Inc., a company he created to handle the internal financing of a $70 million portfolio of subprime automobile paper. Prior to October 1991, Mr. Pazdernik served over 18 years as the Director of Finance and Insurance Operations for Red McCombs Automotive (an automobile dealership), handling the credit, collection, and finance contract administration functions of the dealership. In his present capacity with the Company, Mr. Pazdernik manages the credit and funding departments, and has been involved in the Company's efforts to increase market share in the San Antonio area.

ROBERT R. GIESE, Vice President -- Collections

     Mr. Giese joined the Company in April 1994 as Vice President -- Collections. From 1984 to April 1994, he served as Vice President in Retail Credit Administration with First Interstate Bank of Texas, with responsibility for controlling the performance of the consumer loan portfolio in Texas. Mr. Giese has more than 30 years experience in sales, finance and banking, including management experience coordinating credit underwriting, collections, asset disposal, centralized loss recovery and loan workout functions. His experience in sales, credit and collections supports the Company in its management of delinquency and loss performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; INDEBTEDNESS OF MANAGEMENT; CERTAIN BUSINESS RELATIONSHIPS

     The following is a summary of certain transactions to which the Company was or is a party and in which certain officers, directors or shareholders of the Company had or have a direct or indirect material interest.

     William O. Winsauer entered into a Secured Working Capital Loan Agreement dated as of July 31, 1995 (the 'Sentry Working Capital Line') with Sentry, which provides for a line of credit of up to $2.25 million. Proceeds from the Sentry Working Capital Line were contributed to the Company as paid-in capital. The obligations of Mr. Winsauer under the Sentry Working Capital Line, including all payment obligations, are guaranteed by the Company and its affiliates, ABI, whose sole shareholder is William O. Winsauer, pursuant to a Working Capital Guarantee and Waiver dated as of July 31, 1995. All amounts outstanding under the Sentry Working Capital Line and reimbursement of a payment of $89,000 made by the Company to Sentry in April 1996 on behalf of Mr. Winsauer were paid from the sale of shares by William Winsauer as part of the Company's initial public offering. Effective September 26, 1996 the Company was released from its guarantee of the shareholder's debt.

     During 1995, the Company made advances to William O. Winsauer and John S. Winsauer in the amount of $132,359 and $21,000, respectively. As of December 31, 1996, the outstanding amounts of these advances increased to $201,000 and $34,000, respectively. Such loans bear no interest and have no repayment terms. As of March 20, 1997, these advances were repaid in full.

     The Company and ABI entered into a management agreement dated as of January 1, 1996 (the 'ABI Management Agreement') which provides for repayment of the advances made to William O. Winsauer and John S. Winsauer mentioned in the preceding paragraph together with interest at 10% per annum on or before May 31, 1998, the reimbursement of expenses incurred on behalf of ABI and for an annual fee payable by ABI to the Company for services rendered by it or the Company's employees on behalf of ABI. The ABI Management Agreement states that the Company shall provide the following management services for ABI on an ongoing basis: (i) day-to-day management of ABI's portfolio of partnership interests in the securitization trusts sponsored by ABI between 1992 and 1994, including various monitoring and reporting functions;
(ii) certain cash management services, including the advancing of funds to pay ABI's ordinary business expenses and (iii) providing advice as to regulatory compliance. The ABI Management Agreement also provides that the Company will perform certain accounting functions on behalf of ABI including (i) maintenance of financial books and records, (ii) monitoring of cash management functions,
(iii) preparation of financial statements and tax returns and (iv) providing advice in connection with retention of independent accountants. As compensation for services rendered thereunder, the ABI Management Agreement provides that ABI shall pay the Company an annual fee of $50,000, payable quarterly. In addition, the agreement provides for the quarterly reimbursement of advances made by the Company of out-of-pocket costs and expenses on behalf of ABI. Amounts due to the Company under the ABI Management Agreement amounted to $143,547 at December 31, 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act or 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock or other equity securities to file with the Securities and Exchange Commission (the 'SEC') initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during the fiscal year ended December 31, 1996.

COMMITTEES AND MEETINGS OF THE BOARD

     During the year ended December 31, 1996, the Board held one regular meeting. The Board has an Audit Committee and a Compensation Committee. Each of the Audit Committee and the Compensation Committee consists of Messrs. Kapito, Jones, Gonzalez and Blinten. During 1996, the Audit Committee met 1 time. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants. During 1996, the Compensation Committee met once. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of awards under the Company's Incentive Stock Option Plan (the 'Plan') for the ensuing year. During 1996, all of the directors attended 100% of the meetings of the Board and committees of which they are members.

DIRECTORS' COMPENSATION

     Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $500 for each meeting of the Board or any committee he attends (and reimbursement of out-of-pocket expenses). In addition, each non-employee director received options under the Plan to purchase 3,000 shares of the Company's Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth, for the years ended December 31, 1996 and 1995, the annual and long-term compensation for the Company's highest paid employees ('named executives'). These were the only employees whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                   ANNUAL COMPENSATION                COMPENSATION
                                        ------------------------------------------    ------------
                                                                                         AWARDS
                                                                                      ------------
                                                                                       SECURITIES
                                                  BASE                OTHER ANNUAL     UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR     SALARY     BONUS     COMPENSATION     OPTIONS(#)     COMPENSATION
-------------------------------------   ----    --------    ------    ------------    ------------    ------------
William D.Winsauer(1) ...............   1996    $240,000         0            0          40,000               0
  Chairman of the Board and Chief       1995           0         0            0               0               0
  Executive Officer
Adrian Katz .........................   1996     150,000         0            0          20,000               0
  Vice Chairman of the Board and        1995      18,750         0            0               0          75,742(2)
  Chief Operating Officer
John S. Winsauer ....................   1996     120,000         0            0          20,000               0
  Director and Secretary                1995      40,000         0            0               0               0
Charles Pond(3) .....................   1996     180,000    90,000            0          20,000               0
  President                             1995       --           --           --              --              --
Robert G.Barfield(4) ................   1996      78,000         0       88,945          15,000               0
  Vice President, Marketing             1995      75,500    32,175            0               0               0
William J.Stahl(5) ..................   1996     120,000         0            0          25,000               0
  Vice President and Chief Financial    1995      85,000         0            0               0               0
  Officer

------------

(1) Mr. Winsauer's 1996 base salary is annualized; actual payments were $160,000. Although Mr. Winsauer received no compensation in the fiscal year 1995, he received loans from the Company in the aggregate amount of $132,359.

(2) Stated value of compensation in the form of stock issuance.

(3) Resigned from the Company, effective February 15, 1997, whereupon all options terminated. Mr. Pond received an agreed bonus of $90,000 upon completion of the Company's initial public offering.

(4) Resigned from the Company, effective February 15, 1997, whereupon all options terminated. Mr. Barfield received performance-based commissions of $88,945 in 1996.

(5) Resigned from the Company, effective March 31, 1997, whereupon all options terminated.
                            ------------------------
     Under the Company's compensation structure for fiscal 1997, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000); Adrian Katz ($150,000); John S. Winsauer ($120,000); and Ted Pigott ($96,000 in base salary and $26,000 in bonus).

STOCK OPTIONS

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                         ----------------------------------------------------------
                                         NUMBER OF      % OR TOTAL
                                         SECURITIES      OPTIONS
                                         UNDERLYING     GRANTED TO
                                          OPTIONS      EMPLOYEES IN    EXERCISE PRICE    EXPIRATION       GRANT DATE
                 NAME                     GRANTED      FISCAL 1996       ($/SH)(1)          DATE       PRESENT VALUE(2)
--------------------------------------   ----------    ------------    --------------    ----------    ----------------
William O. Winsauer...................     40,000          14.1%           $10.50        11/14/2006         $ 4.88
John S. Winsauer......................     20,000           7.0             10.50        11/14/2006           4.88
Adrian Katz...........................     20,000           7.0             10.50        11/14/2006           4.88
Robert S. Kapito......................      3,000           1.1             10.50        11/14/2006           4.88
Manuel A. Gonzalez....................      3,000           1.1             10.50        11/14/2006           4.88
Stuart A. Jones.......................      3,000           1.1             10.50        11/14/2006           4.88
Thomas I. Blinten.....................      3,000           1.1             10.50        11/14/2006           4.88

                                                        (footnotes on next page)

(footnotes from previous page)

(1) The options were granted under the Company's Option Plan on November 14, 1996. The exercise price is the fair market value of the underlying stock on the date the options were granted. The options vest 1/3 per year at the end of each of the three years following the date of grant.

(2) Extracted from the Notes to the Company's audited financial statements.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Messrs. William Winsauer and Katz have entered into employment agreements with the Company on substantially the following terms:

     William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no even less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

     The agreement provides Mr. Winsauer with additional benefits including (i) the right to participate in the Company's medical benefit plan, (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance,
(iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

     The agreement automatically terminates upon (i) the death of Mr.  Winsauer,
(ii) disability of Mr. Winsauer which continues for a period of six months, following expiration of such six months, (iii) the termination of Mr. Winsauer 'for cause' (which termination requires the vote of a majority of the Board) or
(iv) the occurrence of the five-year expiration date, provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

     Mr. Winsauer may terminate his employment under the agreement for 'good reason,' including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities; (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas; (v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

     Other than following a change in control, and upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

     In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

     Adrian Katz. Mr. Katz entered into an employment agreement with the Company dated November 15, 1995. Under the terms of this agreement, Mr. Katz has agreed to serve as Vice Chairman and Chief Operating Officer of the Company for a period of three years and, during such time, to devote his full business time and attention to the business of the Company. The agreement grants Mr. Katz a base salary of $12,500 per full calendar month of service, which amount may be increased from time to time at the sole discretion of the Board. The agreement terminates upon the death of Mr. Katz. In the event of any disability of Mr. Katz which continues for a period of six months, the agreement may be terminated by the Company at the expiration of such six-month period. The agreement automatically terminates upon the discharge of Mr. Katz for cause.

     Mr. Katz has agreed not to disclose certain confidential proprietary information of the Company to unauthorized parties, except as required by law, and to hold such information for the benefit of the Company. The agreement contains standard non-competition covenants whereby Mr. Katz has agreed not to conduct or solicit business with any competitors or clients of the Company within certain restricted geographic areas for a period of two years following the termination of his employment. The restriction also applies to the solicitation of any current or recent employees of the Company. The restricted areas include any territory within a 40-mile radius of an automobile dealership with which the Company has done business during the term of the agreement. Pursuant to the terms of the agreement, Mr. Katz received 568,750 shares of the Company's Common Stock on January 1, 1996, equal to 10% of the Company's outstanding shares of Common Stock following the issuance of such shares to Mr. Katz.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Three of the Company's executive officers, Messrs. William and John Winsauer and Adrian Katz, participated in the Board's deliberations regarding executive compensation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers, including the Chief Executive Officer, for 1996 was determined by the Board of Directors prior to the Company's initial public offering, in consultation with the Company's underwriters. Factors considered were the relative infancy of the Company, its size and compensation packages made to executives at comparable competitors, with a view towards fixing cash compensation at prudent, conservative levels. Approximately 100,000 share options under the Plan were granted to executive officers upon completion of the Company's initial public offering, as part of the overall grants of up to 300,000 share options to employees generally. In light of the large shareholdings of the Company's top three executives, it was determined to be unnecessary to grant additional incentives-based cash compensation for these officers.

     Fiscal 1996 compensation arrangements have been adopted and ratified by the entire Board, and by Messrs. Kapito, Blinten, Jones and Gonzalez, as members of the Compensation Committee.

PERFORMANCE GRAPH

     Trading of the Company's Common Stock commenced November 8, 1996 on a when issued basis. The following graph compares total shareholder returns of the Company's Common Stock from November 8, 1996 through December 31, 1996 to the CBOE Russell 2000 Index ('Russell 2000') and to a peer group composite ('Peer Composite'). The Peer Composite is composed of four publicly traded companies -- Aegis Consumer FDG Group Inc. (NASDAQ), First Merchants Acceptance Corp. (NASDAQ), Jayhawk Acceptance Corp. (NASDAQ) and Olympic Financial Ltd.
(NYSE) (the 'Peer Companies'). The Peer Companies have been selected on an industry and line-of business basis.

     The graph assumes that the value of the investment in the Company's Common Stock and in the Russell 2000 and Composite indices was $100 at November 8, 1996 and that all dividends were reinvested . The Company's Common Stock price on November 8, 1996 (on which the graph is based) was $10.25.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AUTOBOND ACCEPTANCE CORPORATION,
                      CBOE RUSSELL 2000 AND PEER COMPOSITE

                              [Performance Graph]

                          AUTOBOND     RUSSELL 2000     COMPOSITE
           11/08/96        $100          $100            $100
           12/31/96        $98.70        $104.97         $90.85

     Closing price of the Company's Shares on April 18, 1997: $3.625/share.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Coopers & Lybrand L.L.P. has been designated by the Board of Directors, subject to ratification by the Company's shareholders, to make an examination of the consolidated balance sheet of the Company as of December 31, 1997 and the related consolidated statement of income and cash flows for the fiscal year ending December 31, 1997, and for such other purposes incidental thereto as may be required.

     The Company expects that a representative of Coopers & Lybrand L.L.P. will be present at the meeting and will be available to respond to appropriate questions from shareholders. The representative from Coopers & Lybrand L.L.P. will have an opportunity to make a statement at the meeting if he so desires.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND AS THE COMPANY'S INDEPENDENT AUDITORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 OTHER MATTERS

     The management of the Company does not know of any matters other than those stated in the Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to its shareholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expenses in sending proxies and proxy materials to principals. Proxies may be solicited by mail, personal interview, telephone and facsimile.

     The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 1996 (as filed with the Securities and Exchange Commission) including the financial statements and the schedules thereto. All such requests should be directed to John S. Winsauer, Secretary, AutoBond Acceptance Corporation, 301 Congress Avenue, Austin, Texas 78701.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     All proposals of shareholder intended to be included in the proxy statement to be presented at the next Annual Meeting of Shareholders must be received at the Company's executive office in Austin, Texas, no later than February 23, 1998.

                                          By Order of the Board of Directors


                                          John S. Winsauer
                                          Secretary

Dated: April 23, 1997

                                  APPENDIX 1
                                  PROXY CARD

                        AUTOBOND ACCEPTANCE CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1997

The undersigned hereby constitutes and appoints William O. Winsauer, John S. Winsauer and Adrian Katz, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AUTOBOND ACCEPTANCE CORPORATION (the 'Company') to be held at the offices of the Company at 301 Congress Avenue, Austin, Texas and at any adjournments thereof, on all matters coming before said meeting.

1. Election of seven (7) directors. Nominees for directors are William O. Winsauer, Adrian Katz, John S. Winsauer, Robert S. Kapito, Manuel A. Gonzalez, Stuart A. Jones and Thomas I. Blinten.

2. Ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent auditors.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    Please mark your
[X] votes as on this
    example.

                   FOR    WITHHELD
1. Election of     [ ]      [ ]      Nominees:  William O. Winsauer,
   Directors                                    Adrian Katz, John S. Winsauer,
                                                Robert S. Kapito, Manuel A.
                                                Gonzalez, Stuart A. Jones and
                                                Thomas I. Blinten

FOR, except vote WITHHELD from the following nominee(s):

____________________________________________________

The Board of Directors recommends a vote FOR the nominees and FOR proposal no. 2.

                                                FOR    WITHHELD   ABSTAIN
2. Ratification of Coopers & Lybrand L.L.P.     [ ]      [ ]        [ ]

                                                               Please check
                                                            box if you plan  [ ]
                                                              to attend the
                                                                    meeting

SIGNATURE(S)__________________________________  DATE________, 1997

If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer.
If shares are held jointly, each shareholder named should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
PLEASE  SIGN,  DATE  AND  RETURN  THIS  PROXY  CARD PROMPTLY USING THE  ENCLOSED
ENVELOPE